EXHIBIT 21.1

Mammoth Energy Services, Inc.
List of Significant Subsidiaries

Name of Subsidiary
Mammoth Energy Partners LLC
Bison Drilling and Field Services LLC
Bison Trucking LLC
White Wing Tubular Services LLC
Barracuda Logistics LLC
Panther Drilling Systems LLC
Redback Energy Services LLC
Redback Coil Tubing LLC
Muskie Proppant LLC
Stingray Pressure Pumping LLC
Stingray Logistics LLC
Great White Sand Tiger Lodging Ltd.
Sand Tiger Holdings, Inc.
Redback Pumpdown Services LLC
Mr. Inspections LLC
Silverback Energy Services LLC
Mammoth Equipment Leasing LLC
Cobra T&D LLC
Cobra Acquisitions LLC
Sturgeon Acquisitions LLC
Taylor Frac, LLC
Taylor Real Estate Investments, LLC
South River Road, LLC